EXHIBIT 21.1







                           APRIA HEALTHCARE GROUP INC.
                              LIST OF SUBSIDIARIES





                          Apria Healthcare, Inc.

                          Apria Number Two, Inc.

                          ApriaCare Management Systems, Inc.

                          Apria Healthcare of New York State, Inc.

                          Apria Healthcare Essentials, LLC













As of March 25, 2003